Exhibit 21.1

Subsidiary of Montauk Renewables, Inc.	State of Organization
Apex LFG Energy, LLC	Delaware
Blue Granite LFG, LLC	Delaware
Bowerman Power LFG, LLC	Delaware
Galveston LFG, LLC	Delaware
GSF Energy, L.L.C.	Delaware
Johnstown LFG Holdings, Inc.	Delaware
Johnstown Regional Energy, LLC	Pennsylvania
Magnolia Ag, LLC	Delaware
MEDC, LLC	Delaware
MH Energy, LLC	Delaware
MH Energy (GP), LLC	Delaware
Monmouth Energy, Inc.	New Jersey
Monroeville LFG, LLC	Delaware
Montauk Ag Management, LLC	Delaware
Montauk Ag Renewables, LLC	Delaware
Montauk Energy Capital, LLC	Delaware
Montauk Energy Holdings, LLC	Delaware
Montauk Renewable Ag, LLC	Delaware
Montauk Renewable Fuels, LLC	Delaware
NR-3, LLC	North Carolina
Pesta Energy, LLC	Delaware
Pico Energy, LLC	Idaho
Turkey Creek Ag, LLC	Delaware
Tulsa LFG, LLC	Delaware
TX LFG Energy, LP	Delaware
Valley LFG, LLC	Delaware
Zero Net Carbon Renewable Energy, LLC	Delaware
ZNC Turkey Creek, LLC	Delaware